Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Second-Quarter 2008 Financial Results
Quarterly Results Exceed Top End Of Guidance;
Company To Serve Additional 211,000 Federal Fleet Vehicles And Expand
Internationally
SOUTH PORTLAND, Maine, July 30, 2008 – Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three months ended June 30, 2008.
Total revenue for the second quarter of 2008 increased 29% to $111.2 million from $86.0 million for the second quarter of 2007. Net loss on a GAAP basis for the second quarter of 2008 was $24.4 million, or $0.63 per share, compared with net income to common shareholders of $16.4 million, or $0.40 per diluted share, for the comparable quarter last year. On a non-GAAP basis, the Company’s adjusted net income for the second quarter of 2008 rose to $22.4 million, or $0.57 per diluted share, from $19.2 million, or $0.47 per diluted share, for the year-earlier period.
Wright Express uses fuel price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the second quarter of 2008, the Company’s GAAP financial results include an unrealized $74.1 million pre-tax, non-cash, mark-to-market loss on these instruments. For the second quarter of 2007, the Company reported an unrealized pre-tax, non-cash, mark-to-market loss of $4.0 million.
Exhibit 1 reconciles adjusted net income for the second quarters of 2008 and 2007, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.
Second-Quarter 2008 Performance Metrics
•	Average number of vehicles serviced was approximately 4.5 million, compared with approximately 4.4 million in the second quarter of 2007.

•	Total fuel transactions processed increased 16% from the second quarter of 2007 to 72.9 million. Payment processing transactions increased 5% to 55.9 million, and transaction processing transactions increased 72% to 17.0 million.

•	Average expenditure per payment processing transaction increased 31% to $78.72 from $60.10 for the same period last year.

•	Average retail fuel price rose 34% to $3.96 per gallon from $2.95 per gallon for the second quarter a year ago.

•	Total MasterCard purchase volume grew 34% to $622.8 million, from $464.4 million for the comparable period in 2007.
To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended June 30, 2008. This table is presented as Exhibit 2.
Management Comments on the Second Quarter
“This was a strong quarter for Wright Express,” said Michael Dubyak, Chairman, CEO, and President.  “In a difficult period for the economy we continued to execute well, meeting or exceeding our internal projections on every one of our key performance metrics. As a result, second-quarter revenue and adjusted net income both exceeded the top end of our guidance.
“The double-digit transaction growth we produced was largely due to our continued success in customer retention, generating new fleet accounts at the front end of our business and our recent Pacific Pride acquisition. Our capabilities in this area were amply demonstrated in the second quarter by our success in winning the General Services Administration Fleet business. As a partner with CitiBank under its master contract for the GSA’s SmartPay 2 program, we expect an additional 211,000 federal fleet vehicles will be using Wright Express for fuel purchases, vehicle maintenance and accident management services by the end of 2008.
“As we announced separately today, we plan to acquire the assets of Financial Automation Limited (FAL), a New Zealand-based provider of fuel card processing solutions.  This will allow us to offer fleet card processing and operations solutions to major oil companies in geographic markets around the world. We expect to close the transaction in the third quarter of 2008.
“Thanks to our resilient and predictable business model, Wright Express continued to perform well in a difficult environment this quarter,” said Dubyak. “Based on the current data and the trends we are seeing in our business, we have every reason to expect solid performance in the quarters ahead.”
Share Repurchase Program
The Board of Directors has authorized $75 million in additional stock repurchases over the next 24 months under the Company’s existing repurchase program, increasing the total currently available for share repurchases to $83 million. The program will be funded primarily through the Company’s future cash flows. The Company’s management, based on its evaluation of market and economic conditions and other factors, will determine the timing and number of shares repurchased, which may be commenced or suspended at any time.
Financial Guidance
Wright Express Corporation is issuing financial guidance for the third quarter of 2008 and updating revenue guidance for the full year 2008. The Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments as well as approximately $1.2 million in amortization of purchased intangibles for the third quarter and $4.5 million for the full year. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the third quarter of 2008, revenue in the range of $108 million to $113 million. This is based on an assumed average retail fuel price of $3.89 per gallon.

•	Third-quarter 2008 adjusted net income excluding unrealized gain or loss on derivative instruments as well as the amortization of purchased intangibles in the range of $22 million to $23 million, or $0.55 to $0.58 per diluted share, based on approximately 40 million shares outstanding.

•	For the full year 2008, revenue in the range of $421 million to $431 million. This is based on an assumed average retail fuel price of $3.75 per gallon.

•	For the full year 2008, the Company now expects adjusted net income excluding unrealized gain or loss on derivative instruments as well as the amortization of purchased intangibles in the range of $84 million to $87 million, or $2.11 to $2.17 per diluted share, based on approximately 40 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today, July 30, 2008, at 10:00 a.m. (ET). The conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.5 million vehicles. The Company markets its payment processing services directly and is an outsourcing provider for more than 125 strategic relationships and more than 300 franchisees, and offers a MasterCard-branded corporate card. The Company employs more than 700 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding: the use of fuel price derivative instruments to mitigate financial risks associated with the variability in fuel prices; the expectation that an additional 211,000 federal fleet vehicles will be using Wright Express for fuel purchases, vehicle maintenance and accident management services by the end of 2008; plans for the acquisition of the assets of Financial Automation Limited; expectations for future financial performance; the Company’s share repurchase program; and expectations and guidance for third-quarter and full-year 2008 results.  These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: achievement of the expected benefits of the Company’s acquisitions; volatility in fuel prices; third-quarter and full-year 2008 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; risks related to customer bankruptcies and credit failures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2008, and the Company’s other periodic and current reports.  Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues
Payment processing revenue	$86,909	$66,973	$157,520	$121,167
Transaction processing revenue	5,255	3,652	9,235	7,127
Account servicing revenue	7,589	6,328	15,011	12,508
Finance fees	7,419	6,566	15,070	12,132
Other	4,066	2,454	7,348	4,861

Total revenues	111,238	85,973	204,184	157,795

Expenses
Salary and other personnel	18,316	15,699	35,434	31,828
Service fees	5,860	3,440	10,706	7,111
Provision for credit losses	10,823	3,043	21,219	9,306
Technology leasing and support	2,206	2,262	4,378	4,602
Occupancy and equipment	1,998	1,502	3,850	3,096
Depreciation and amortization	4,935	3,338	9,426	6,640
Operating interest expense	9,278	8,946	18,086	15,867
Other	6,874	5,096	13,069	9,795

Total operating expenses	60,290	43,326	116,168	88,245

Operating income	50,948	42,647	88,016	69,550

Financing interest expense	(3,016)	(3,001)	(6,117)	(6,131)
Loss on extinguishment of debt	—	(1,572)	—	(1,572)
Net realized and unrealized losses on fuel price derivatives	(87,336)	(9,639)	(97,910)	(20,329)
Decrease in amount due to Avis under tax receivable agreement	—	78,904	—	78,904

(Loss) income before income taxes	(39,404)	107,339	(16,011)	120,422

Income taxes	(15,021)	90,985	(6,156)	95,731

Net (loss) income	(24,383)	16,354	(9,855)	24,691

Changes in available-for-sale securities, net of tax effect of $(62) and $(34) in 2008 and $(53) and $(48) in 2007	(113)	(95)	(61)	(87)
Changes in interest rate swaps, net of tax effect of $589 and $(67) in 2008 and $(42) and $(162) in 2007	1,054	(61)	(128)	(234)
Foreign currency translation	2	—	(8)	—

Comprehensive (loss) income	$(23,440)	$16,198	$(10,052)	$24,370

(Loss) earnings per share:
Basic	$(0.63)	$0.41	$(0.25)	$0.61
Diluted	$(0.63)	$0.40	$(0.25)	$0.60

Weighted average common shares outstanding:
Basic	38,857	39,995	39,084	40,170
Diluted	38,857	41,084	39,084	40,853

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2008	2007
	(unaudited)

Assets
Cash and cash equivalents	$47,580	$43,019
Accounts receivable (less reserve for credit losses of $14,944 in 2008 and $9,466 in 2007)	1,582,939	1,070,273
Income taxes receivable	—	3,320
Available-for-sale securities	10,130	9,494
Property, equipment and capitalized software (net of accumulated depreciation of $50,195 in 2008 and $43,384 in 2007)	46,812	45,537
Deferred income taxes, net	301,291	283,092
Goodwill	313,853	294,365
Other intangible assets, net	34,090	20,932
Other assets	18,799	15,044

Total assets	$2,355,494	$1,785,076

Liabilities and Stockholders’ Equity
Accounts payable	$692,306	$363,189
Accrued expenses	31,093	35,310
Income taxes payable	1,197	—
Deposits	727,726	599,089
Borrowed federal funds	74,991	8,175
Revolving line-of-credit facility	218,900	199,400
Fuel price derivatives, at fair value	119,318	41,598
Other liabilities	3,421	4,544
Amounts due to Avis under tax receivable agreement	310,405	319,512
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares issued and outstanding	10,000	10,000

Total liabilities	2,189,357	1,580,817

Commitments and contingencies (Note 6)

Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized, 40,944 in 2008 and 40,798 in 2007 shares issued; 38,808 in 2008 and 39,625 in 2007 shares outstanding	409	408
Additional paid-in capital	99,448	98,174
Retained earnings	134,984	144,839
Other comprehensive (loss) income, net of tax:
Net unrealized loss on available-for-sale securities	(110)	(49)
Net unrealized loss on interest rate swaps	(1,545)	(1,417)
Net foreign currency translation adjustment	7	15

Accumulated other comprehensive (loss) income	(1,648)	(1,451)

Less treasury stock at cost, 2,136 shares in 2008 and 1,173 shares in 2007	(67,056)	(37,711)

Total stockholders’ equity	166,137	204,259

Total liabilities and stockholders’ equity	$2,355,494	$1,785,076

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2008	2007

Cash flows from operating activities
Net (loss) income	$(9,855)	$24,691
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Net unrealized loss on fuel price derivatives	77,720	14,582
Stock-based compensation	2,831	2,146
Depreciation and amortization	9,577	7,223
Loss on extinguishment of debt	—	1,572
Deferred taxes	(18,098)	92,766
Provision for credit losses	21,219	9,306
Loss on disposal of property and equipment	62	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(494,489)	(341,407)
Other assets	(2,003)	(1,995)
Accounts payable	286,776	136,082
Accrued expenses	(4,606)	(4,305)
Income taxes	4,166	(4,300)
Other liabilities	(1,137)	308
Amounts due to Avis under tax receivable agreement	(9,107)	(89,948)

Net cash used for operating activities	(136,944)	(153,279)

Cash flows from investing activities
Purchases of property and equipment	(8,660)	(8,621)
Purchases of available-for-sale securities	(1,589)	(70)
Maturities of available-for-sale securities	858	515
Acquisition, net of cash acquired	(31,540)	—

Net cash used for investing activities	(40,931)	(8,176)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	112	1,279
Payments in lieu of issuing shares of common stock	(2,076)	(1,152)
Proceeds from stock option exercises	356	2,240
Net increase in deposits	128,637	205,052
Net increase (decrease) in borrowed federal funds	66,816	(40,046)
Net borrowings on revolving line-of-credit facility	19,500	164,600
Loan origination fees paid for revolving line-of-credit facility	(1,556)	(998)
Net repayments on 2005 revolving line-of-credit facility	—	(20,000)
Repayments on term loan	—	(131,000)
Purchase of shares of treasury stock	(29,345)	(20,643)

Net cash provided by financing activities	182,444	159,332

Effect of exchange rates on cash and cash equivalents	(8)	—

Net change in cash and cash equivalents	4,561	(2,123)
Cash and cash equivalents, beginning of period	43,019	35,060

Cash and cash equivalents, end of period	$47,580	$32,937

Supplemental cash flow information
Interest paid	$24,437	$20,309
Income taxes paid	$7,318	$5,871

Significant non-cash transactions:
Capitalized software licensing agreement	$—	$2,872

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Second Quarter 2008
(in thousands)
(unaudited)

	Three months ended	Three months ended
	June 30, 2008	June 30, 2007
Adjusted net income	$22,445	$19,226
Non-cash, mark-to-market adjustments on derivative instruments	(74,145)	(3,991)
Amortization of purchased intangibles	(1,172)	—
Tax impact of mark-to-market adjustments and amortization of purchased intangibles	28,489	1,119

GAAP net income	$(24,383)	$16,354

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments and excludes the amortization of purchased intangibles. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and

•	The amortization of purchased intangibles has no impact on the operations of the business.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

Exhibit 2
Wright Express Corporation
Selected Non-Financial Metrics

	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007

Fleet Payment Processing Revenue:
Payment processing transactions (000s)	55,940	53,225	53,379	53,595	53,181
Gallons per payment processing transaction	19.9	20.1	20.5	20.6	20.3
Payment processing gallons of fuel (000s)	1,112,153	1,070,829	1,093,510	1,103,268	1,082,132
Average fuel price	$3.96	3.26	3.06	2.88	2.95
Payment processing $ of fuel (000s)	$4,403,377	3,485,857	3,346,443	3,172,482	3,196,224
Net payment processing rate	1.82%	1.87%	1.91%	1.93%	1.93%
Fleet payment processing revenue (000s)	$80,217	65,075	64,015	61,230	61,777

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000s)	$622,844	525,699	484,343	510,585	464,425
Net interchange rate	1.07%	1.05%	1.10%	1.13%	1.12%
MasterCard payment processing revenue (000s)	$6,692	5,536	5,323	5,757	5,197
Definitions:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.
Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.
Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.
Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.
MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard-branded product.
Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.